Conference Call:	Today, Thursday, August 4, 2011 at 10:00 a.m. EST
Dial-in Numbers:	866-395-2657 or 706-902-0717 (International)
Webcast / Replay URL:	www.integramed.com or www.earnings.com
Phone Replay:	800-642-1687 or 706-645-9291 through August 11, 2011
Conference ID #:	82027062

IntegraMed® Q2 Revenue Rose 12% to $69.1M; Normalized EPS of $0.12, Legal Settlement Expense of $1.65M Reduced GAAP EPS to $0.03

PURCHASE, NEW YORK — August 4, 2011 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today results for the second quarter and the six months ended June 30, 2011.  IntegraMed’s Q2 ’11 and six-month results include a $1.65 million pre-tax provision (approximately $1.0 million after tax) for the settlement of a medical malpractice law suit involving one of its Partner fertility centers.  Excluding this charge, the Company would have reported Normalized Earnings of $0.12 per share.

Summary Financial Results (in thousands, except per share data)
	Three Months Ended 6/30/11	Three Months Ended 6/30/10	% Change	Six Months Ended 6/30/11	Six Months Ended 6/30/10	% Change
Revenue: Attain Fertility Centers	$49,653	$45,580	8.9%	$98,251	$89,624	9.6%
Vein Clinics	19,398	16,188	19.8%	35,059	29,168	20.2%
Total Revenue	$69,051	$61,768	11.8%	$133,310	$118,792	12.2%
Contribution: Attain Fertility Centers	4,172	4,389	(4.9%)	8,606	8,833	(2.6%)
Vein Clinics	1,192	1,956	(39.1%)	1,441	2,823	(49.0%)
Total contribution	$5,364	$6,345	(15.5%)	$10,047	$11,656	(13.8%)
G&A Costs	$3,001	$3,246	(7.5%)	$6,042	$6,442	(6.2%)
Legal Settlement (1)	$1,650	-	na	$1,650	-	na
Interest Expense	131	266	(50.8%)	273	543	(49.7%)
Income before Inc. Taxes	630	2,880	(78.1%)	2,178	4,791	(54.5%)
Income Taxes	282	1,264	(77.7%)	872	2,055	(57.6%)
Net income	$348	$1,616	(78.5%)	$1,306	$2,736	(52.3%)
Diluted EPS	$0.03	$0.14	(78.6%)	$0.11	$0.25	(56.0%)
Diluted Shares	11,878	11,758	1.0%	11,873	11,005	7.9%
Adjusted EBITDA (as defined below) (2)	$3,211	$5,203	(38.3%)	$7,166	$9,450	(24.2%)

(1) IntegraMed’s Q2 ’11 results include a $1.65 million pre-tax provision for the settlement of a medical malpractice suit brought against a physician, our Partner fertility center in Chicago, and the Company.  The provision is IntegraMed’s portion of the settlement, net of insurance coverage and Partner physician contributions.
(2) IntegraMed uses the term "Adjusted EBITDA" when reporting financial results in accordance with SEC rules regarding the use of financial measures not calculated in accordance with generally accepted accounting principles (GAAP).  Adjusted EBITDA is used as a management tool to measure and monitor financial performance, and certain of covenants in the Company’s credit facility are tied to Adjusted EBITDA.  While providing useful information, Adjusted EBITDA should not be considered in isolation as a measure of financial performance under GAAP.  Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.  A reconciliation to Adjusted EBITDA is provided below.

IntegraMed CEO, Jay Higham, commented, “Once again, IntegraMed achieved solid volume-driven revenue growth in both business segments, reflecting our success in patient recruitment as well as on-going healthy patient demand.  Year-over-year contribution comparisons were affected by the expected level of start-up losses related to our vein clinic expansion activity, some minor vein clinic ‘growing pains’ that are being addressed, and the re-allocation of certain expenses into Attain Fertility Centers which were previously absorbed at the corporate level.

“Despite the revenue increases, Q2 net income and EBITDA fell below year-ago levels, principally as a result of a $1.65 million pre-tax provision for the settlement of a medical malpractice suit involving our partner center in Chicago, one of its physicians, and the Company.  While IntegraMed is not licensed to practice medicine, and we do not employ physicians, the Company and two of our nurses at the partner center were named in the suit.  We do not anticipate that this case, with its variety of unique circumstances, will become an adverse legal precedent for the Company.  However, as a precautionary measure, we have added an additional layer of insurance to further insulate us from this type of event in the future.

“Our expansion goals remain in place, and we are on track to meet our goal of opening 5 additional vein clinics in the second half of 2011, and expect to open approximately 10 additional clinics during 2012.  On the fertility partner front, we continue to seek ways to expand our footprint through the acquisition of new partner contracts.  To facilitate these efforts, we are evaluating alternative structures and varying deal sizes to address the needs of physicians in both average and large-sized fertility centers.”

Attain Fertility Centers

	Q2 2011	Q2 2010	Change	% Change
Revenue:	$49.7M	$45.6M	$4.1M	8.9%
Contribution:	$4.2M	$4.4M	$ (0.2M)	(4.9%)
Fertility Partner Data:
New Patient Visits:	7,458	7,161	297	4.2%
IVF Cycles:	3,886	3,558	328	9.2%
IUI Cycles:	6,410	6,259	151	2.4%
Attain IVF Program Data:
Applications:	719	799	(80)	(10.0%)
Enrollments:	457	433	24	5.5%
Pregnancies:	269	262	7	2.7%

Attain Fertility Centers division revenue grew 8.9% in Q2, reflecting an increase in treatment volume.  Fertility partners experienced solid growth in demand for IVF, with solid growth in IVF cycle volumes, modest growth in lower priced, IUI cycles, and continued growth in overall new patient visits.  Growth is coming primarily from the Company’s demonstrated ability to take share in a market that is generally experiencing flat to low single digit growth in procedures.

The Attain IVF program has continued to expand driven by growing patient demand for the Company’s Attain IVF Refund and Attain Multi-cycle fertility treatment programs.  This program is benefitting from the physician and nurse training the Company is providing to help better identify patient profiles that are likely to meet the program’s requirements.  These efforts are helping to improve the efficiency of the application process and increasing patient enrollments from a smaller applicant pool.  Reflecting this progress, Q2 ’11 enrollments represented approximately 64% of applications, versus approximately 54% in Q2 ’10.

IntegraMed continues to seek the addition of new centers to expand the reach of its Attain IVF financing program.  The Company is also finalizing the structure of a unique fertility drug financing program that will continue to expand the scope of the program.  IntegraMed looks to roll-out this new offering in the second half of 2011.  While the addition of the drug benefit could attract additional patients as well as new fertility centers to the Attain program, the more significant anticipated benefit is the potential to expand the revenue opportunity from each enrolling patient. IntegraMed also remains committed to the expansion of its fertility partner network and to exploring new ways to accelerate the pace of such transactions.

Vein Clinics (VCA)

	Q2 2011		Q2 2010		Change		% Change
Revenue Mature Clinics (1)	$15.4M		$15.7M		$ (0.3M)		(1.7%)
Revenue New Clinics (2)	$4.0M		$0.5M		$3.5M		716.3%
Total Vein Clinics Revenue:	$19.4M		$16.2M		$3.2M		19.8%
Contribution Mature Clinics	$3.3M		$3.6M		$(0.3M	)	(5.8%)
Contribution New Clinics	$(0.4M	)	$(0.1M	)	$(0.3M	)	(149.0%)
Division Overhead Expenses	$(1.7M	)	$(1.5M	)	$(0.2M	)	13.3%
Total Vein Clinics Contribution:	$1.2M		$2.0M		$(0.8M	)	(39.1%)
Inquiries:	8,912		7,347		1,565		21.3%
New Consultations:	5,604		4,541		1,063		23.4%
First Leg Starts:	2,759		2,307		452		19.6%
Total Clinics (net):	44		35		9		25.7%
(1)	Defined as clinics opened prior to January 1, 2010.
(2)	Defined as clinics opened after January 1, 2010.

Q2 ‘11 Vein Clinic revenue growth was principally the result of revenues from new clinics opened in the past year.  Revenue from mature clinics declined slightly in the period as IntegraMed adjusted its operations and staffing model at certain mature clinics.  The adjustments were in response to the impact of initiatives the Company had recently undertaken to expand the capacity of certain mature clinics with additional treatment equipment, particularly lasers and ultrasound machines that enable increased treatment volume.  While the equipment was instrumental in driving continued growth in same-clinic revenue, the changes stressed the staffing model and led to unacceptably high personnel turnover that affected recent results.  During Q2 ’11 IntegraMed redesigned the patient flow and staffing model, reducing near-term patient capacity and causing some treatments to be pushed into Q3.

IntegraMed is now working to add ultrasound technicians, nurses and front office staff to enable increased patient volumes at select clinics.  Where possible, the Company is also seeking to expand clinic footprints from 2,500 square feet up to 3,500 square feet, to provide space for additional treatment rooms and added capacity.  Once fully implemented, these personnel and space modifications should enable the continued expansion of mature clinic productivity.

Vein clinic contribution declined 39% in Q2 ‘11, reflecting the impact of decreased revenue from mature clinics as well as approximately $0.4 million in net new clinic start-up losses as compared to approximately $1.2 million of such losses in Q1 ’11.  Start-up losses for the group of clinics which opened in the last 12 months are now largely behind us, as those clinics have reached breakeven on a consolidated basis.  IntegraMed does anticipate quarterly start up losses for the balance of the year from new clinics brought on line in the second half of the year.  Those start-up losses are expected to approximate the start up losses incurred in Q2 ’11.

IntegraMed has opened four new vein clinics so far this year, bringing the total number of clinics opened during the last twelve months to ten and remaining on track with the Company’s goal to open nine new clinics during 2011.  Approximately seven of the clinics opened this year and last will offer an expanded base of higher priced treatments built around enhanced Interventional Radiology (IR) capabilities.  IntegraMed’s strategy is to use a ‘hub and spoke’ approach for our IR clinics, enabling neighboring conventional vein clinics to refer procedures to the regional IR hub.

Cash Flow and Balance Sheet
IntegraMed’s cash and cash equivalents rose to $53.9 million, versus $45.5 million at March 31, 2011 and $50.2 million at year-end 2010, principally reflecting operating cash flow as well as the timing of physician compensation.  Cash flow from operating activities was over $14.1 million for first half of 2011, compared to $15.4 million for the first half of 2010.

IntegraMed Interim CFO, Tim Sheehan, added, “The continued strength of the Company’s balance sheet is a reflection of the underlying health of our businesses.  This financial strength puts IntegraMed in excellent position to fund growth opportunities as they are identified, while also providing us with ample comfort to address any temporary setbacks such as our litigation settlement.”

INTEGRAMED AMERICA, INC.
SUPPLEMENTARY DATA
(all amounts in thousands)
(unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and amortization of deferred compensation.  The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is net income.  The following table provides a reconciliation of Adjusted EBITDA to net income for the periods presented:

	Three months ended, June 30,		Six months ended, June 30,
	2011	2010	2011	2010

Net Income	$348	$1,616	$1,306	$2,736

Adjustments:
Interest Expense	131	266	273	543
Income Tax Expense	282	1,264	872	2,055
Depreciation & Amortization	2,023	1,691	3,935	3,384
Amortization of Deferred Compensation	427	366	780	732
Adjusted EBITDA	$3,211	$5,203	$7,166	$9,450

Normalized Earnings Reconciliation
Normalized Earnings represents Income before taxes plus the add back of expenses related to a legal settlement, net of tax, which the Company believes is representative of the performance of the on going business.  The Company believes that the most directly comparable financial measure to Normalized Earnings in accordance with GAAP is Income before taxes.  The following table provides a reconciliation of Normalized Earnings to Income before taxes for the periods presented:

	Three months ended, June 30,		Six months ended, June 30,
	2011	2010	2011	2010

Income before income taxes	$630	$2,880	$2,178	$4,791

Adjustments:
Legal Settlement	1,650	-	1,650	-
Adjusted income before taxes	2,280	2,880	3,828	4,791
Less estimated taxes	(912)	(1,264)	(1,531)	(2,055)
Normalized Earnings	$1,368	$1,616	$2,297	$2,736

Diluted Shares	11,878	11,758	11,873	11,005
Normalized Diluted EPS	$0.12	$0.14	$0.19	$0.25

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 14 company-managed partner centers and 25 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 44 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit: www.integramed.com for investor background, www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of August 4, 2011 and IntegraMed undertakes no duty to update this information.

CONTACT:
Media/Investors:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
inmd@jcir.com
212-835-8500

(tables follow)

IntegraMed America, Inc.
Consolidated Statement of Operations
(All amounts in thousands, except per share amounts)
(unaudited)

	For the Three-month period Ended June 30,		For the Six-month period Ended June 30,
	2011	2010	2011	2010
Revenue
Attain Fertility Centers	$49,653	$45,580	$98,251	$89,624
Vein Clinics	19,398	16,188	35,059	29,168
Total Revenues	69,051	61,768	133,310	118,792

Costs of services and sales
Attain Fertility Centers	45,481	41,191	89,645	80,791
Vein Clinics	18,206	14,232	33,618	26,345
Total Cost of Services and Sales	63,687	55,423	123,263	107,136

Contribution
Attain Fertility Centers	4,172	4,389	8,606	8,833
Vein Clinics	1,192	1,956	1,441	2,823
Total Contribution	5,364	6,345	10,047	11,656

General and administrative expenses	3,001	3,246	6,042	6,442
Legal Settlement	1,650	-	1,650	-
Interest income	(48)	(47)	(96)	(120)
Interest expense	131	266	273	543
Total other expenses	4,734	3,465	7,869	6,865

Income before income taxes	630	2,880	2,178	4,791
Income tax provision	282	1,264	872	2,055
Net income	$348	$1,616	$1,306	$2,736

Basic and diluted earnings per share of Common Stock:
Basic earnings per share	$0.03	$0.14	$0.11	$0.25
Diluted earnings per share	$0.03	$0.14	$0.11	$0.25

Weighted average shares – basic	11,836	11,711	11,825	10,956
Weighted average shares – diluted	11,878	11,758	11,873	11,005

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IntegraMed America, Inc.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$53,875	$50,183
Patient and other receivables, net	8,277	7,350
Deferred taxes	2,510	2,510
Other current assets	10,374	9,611

Total current assets	75,036	69,654

Fixed assets, net	22,189	19,264
Intangible assets, Business Service Rights, net	24,662	22,915
Goodwill	30,334	30,334
Trademarks	4,442	4,442
Other assets	2,220	2,046

Total assets	$158,883	$148,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,299	$3,626
Accrued liabilities	23,282	17,265
Current portion of long-term notes payable & other obligations	3,870	3,784
Due to Fertility Medical Practices, net	14,157	11,246
Attain IVF Refund Program and other patient deposits	18,177	15,852

Total current liabilities	61,785	51,773

Deferred tax liabilities	2,571	2,454
Long-term notes payable and other obligations	8,993	10,908
Total long-term liabilities	73,349	65,135
Commitments and Contingencies

Shareholders' equity:
Common stock	119	117
Capital in excess of par	77,458	76,483
Other comprehensive (loss)	(58)	(55)
Treasury stock	(330)	(64)
Retained Earnings	8,345	7,039
Total shareholders' equity	85,534	83,520

Total liabilities and shareholders' equity	$158,883	$148,655

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INTEGRAMED AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)
(Unaudited)

	For the Six-month period Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income	$1,306	$2,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,935	3,384
Deferred income tax provision	223	(141)
Deferred stock based compensation	780	732
Changes in assets and liabilities
(Decrease) increase in assets:
Patient and other accounts receivable	(927)	(1,275)
Other current assets	(763)	(563)
Other assets	(174)	373
(Decrease) increase in liabilities:
Accounts payable	(1,327)	(637)
Accrued liabilities	5,752	2,916
Due to medical practices	2,911	5,487
Attain IVF Refund patient deposits	2,325	2,386
Net cash provided by (used in) operating activities	14,041	15,398

Cash flows used in investing activities:
Purchase of business service rights	(2,395)	-
Purchase of fixed assets and leasehold improvements	(6,212)	(3,153)
Net cash used in investing activities	(8,607)	(3,153)

Cash flows used in financing activities:
Principle repayments on debt	(1,834)	(9,634)
Common stock transactions, net	-	19,013
Proceeds from stock option exercises	92	-
Net cash provided by (used in) financing activities	(1,742)	9,379

Net increase (decrease) in cash	3,692	21,624
Cash and cash equivalents at beginning of period	50,183	28,865
Cash and cash equivalents at end of period	$53,875	$50,489

Supplemental Information:
Interest paid	$285	$536
Income taxes paid	$211	$1,045

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